Exhibit 99.1

For Immediate Release

Contact:     James E. Igo, President and CEO

                    (856) 461-0611

Delanco Bancorp, Inc. Announces Closing of Stock Offering

and Completion of Conversion Transaction

October 16, 2013, Delanco, NJ – Delanco Bancorp, Inc. (DLNO), holding company for Delanco Federal Savings Bank (the “Bank”), announced today that it has completed its stock offering conducted in connection with the “second step” conversion of Delanco MHC (the “MHC”), effective as of the close of business today. As a result of the closing of the conversion and offering, Delanco Bancorp, Inc., a New Jersey-chartered corporation, is now the holding company for Delanco Federal Savings Bank and both the MHC and the Bank’s former mid-tier holding company, a Federally-chartered corporation known as “Delanco Bancorp, Inc.,” have ceased to exist. The results of the stock offering were previously reported in a press release dated October 9, 2013.

Beginning on October 17, 2013, Delanco common stock will trade on the OTCQB Marketplace under the trading symbol “DLNOD” for a period of 20 trading days after which the symbol will revert to “DLNO.”

Stock certificates for shares purchased in the subscription and community offerings are expected to be mailed to subscribers on or about October 17, 2013. Shareholders of old Delanco Bancorp, Inc. holding shares in street name or in book-entry form will receive shares of new Delanco Bancorp, Inc. directly through their accounts. Shareholders holding shares in certificated form will be mailed a letter of transmittal on or about October 17, 2013 and will receive their shares of new Delanco Bancorp, Inc. common stock and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to old Delanco Bancorp, Inc.’s transfer agent.

Purchasers in the subscription and community offerings can confirm their stock allocations online at https://allocations.kbw.com. Alternatively, purchasers may contact the Delanco Bancorp, Inc. stock information center, toll free, at (877) 643-8217, weekdays 10:00 a.m. until 4:00 p.m., Eastern Time.

Keefe, Bruyette & Woods, Inc. managed the subscription and community offerings. Kilpatrick, Townsend & Stockton LLP acted as legal counsel to Delanco Bancorp, Inc.

Delanco Bancorp, Inc. is the parent company of Delanco Federal Savings Bank, a community-oriented financial institution operating two full-service branch locations in Burlington County, New Jersey.

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering.

The shares of common stock of Delanco Bancorp, Inc. are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.